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                   [COFFIELD UNGARETTI & HARRIS LETTERHEAD]


August 4, 1994



Acme Metals Incorporated
Acme Packaging Corporation
Acme Steel Company
Acme Steel Company International, Inc.
Alabama Metallurgical Corporation
Alpha Tube Corporation
Alta Slitting Corporation
Universal Tool & Stamping Company, Inc.
13500 S. Perry Avenue
Riverdale, Illinois 60627-1182

Ladies and Gentlemen:

We have acted as counsel to Acme Metals Incorporated (the "Company"), a Delaware corporation, and its subsidiaries ("Subsidiaries" and together with the Company, the "Registrants") in connection with the preparation of the Registration Statement on Form S-1 of the Registrants filed with the Securities and Exchange Commission (the "Commission") on June 10, 1994, and amended on July 14, 1994, July 26, 1994 and August 4, 1994 (as so amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's 12.5% Senior Secured Notes due 2002 and its 13.5% Senior Secured Discount Notes due 2004 (collectively the "Notes") and the guarantees by the Subsidiaries of the Company's obligations under the Notes (the "Guarantees").

In connection therewith we have examined:

   a. the charters and by-laws of the Registrants;
   b. the trust indentures pursuant to which the Notes and the Guarantees will be issued;
   c. certain resolutions adopted by the Board of Directors of each of the Registrants;
   d. the Registration Statement; and
   e. such other documents as we have deemed relevant for purposes of rendering the opinions set forth herein, including certifications as to certain matters of
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     fact by responsible officers of the Registrants and by governmental authorities.


We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Notes being registered pursuant to the Registration Statement, if and when issued under the circumstances contemplated by the Registration Statement, will be validly issued and binding obligations of the Company and (ii) the Guarantees registered pursuant to the Registration Statement, will be validly issued and binding obligations of each Registrant that is a guarantor.

We are members of the Bar of the State of Illinois. Our opinion is limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We consent to the use of the opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,



                                       Coffield Ungaretti & Harris